UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

COUNSELLORS TANDEM SECURITIES FUND, INC.
(Name of Issuer)

5.375% Preferred Stock due 1996 (Private Placement)
(Title of Class of Securities)

222269300
(CUSIP Number)


Is a fee being paid with this statement: (   )Yes   ( X )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                   -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IA

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            FOREMOST INSURANCE COMPANY
            38-1407533

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                   -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            HEALTH CARE INDEMNITY, INC.
            61-0904881

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Kentucky Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                   -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            AVEMCO Insurance Company
            52-0795746

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                   -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            WEST BEND MUTUAL INSURANCE COMPANY
            39-0698170

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Wisconsin Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                     -0-

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                   -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   0.00%

12. Type of Reporting Person                    IC

Item 1(a).  Name of Issuer:  COUNSELLORS TANDEM SECURITIES
                             FUND, INC.

Item 1(b).  Address of Issuer's Principal Executive Office:
                  335 Madison Avenue, 15th Floor
                  New York, New York  10017

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Foremost Insurance Company, Health Care Indemnity Inc., AVEMCO Insurance Company and
West Bend Mutual Insurance Company

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  5.375% Preferred
                                           Stock

Item 2(e).  CUSIP Number: 222269300

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
          (a)  Amount beneficially owned:  -0- shares

          (b)  Percent of Class:  0.00%

          (c)  Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                                                         -0-

              (ii) shared power to vote or to direct the
vote:                                                    -0-

              (iii) sole power to dispose or to direct the
disposition:                                             -0-

              (iv) shared power to dispose or to direct the
disposition:                                             -0-

Item 5.  Ownership of Five Percent or Less of a Class:
         This report is being filed to reflect beneficial ownership of less than 5% of the common stock.


Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
              Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997

By:  /s/ Jilaine Hummel Bauer
       Jilaine Hummel Bauer
       Senior Vice President & General Counsel


AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 10th day of February, 1994, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F") and FOREMOST INSURANCE COMPANY, a Michigan domestic insurance company ("FIC"),

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of FIC, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, FIC retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant to the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and FIC have incurred an obligation to report beneficial ownership of certain of FIC's portfolio holdings as of January 31, 1994; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, FIC and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of FIC, with respect to each of FIC's holdings as to which such a report must be made.

FOREMOST INSURANCE COMPANY

/s/ Donald D. Welsh, Vice President Investments

STEIN ROE & FARNHAM INCORPORATED

/s/ Keith J. Rudolf, Senior Vice President and General
Counsel

AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 10th day of February, 1995, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F") and HEALTH CARE INDEMNITY, INC., a Kentucky domestic insurance company ("HCI"),

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of HCI, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, HCI retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant ot the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and HCI have incurred an obligation to report beneficial ownership of certain of HCI's portfolio holdings as of December 31, 1994; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, HCI and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of HCI, with respect to each of HCI's holdings as to which such a report must be made.

HEALTH CARE INDEMNITY, INC.

/s/ Jim Glasscock, Director of Investments and Treasury
Operations

STEIN ROE & FARNHAM INCORPORATED

/s/ Keith J. Rudolf, Senior Vice President and General
Counsel

AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 10th day of February, 1995, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F")
AVEMCO CORPORATION, a Maryland domestic insurance company
("AIC"),

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of AIC, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, AIC retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant to the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and AIC have incurred an obligation to report beneficial ownership of certain of AIC's portfolio holdings as of December 31, 1994; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, AIC and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of AIC, with respect to each of AIC's holdings as to which such a report must be made.

AVEMCO CORPORATION

/s/ John R. Yuska

STEIN ROE & FARNHAM INCORPORATED

/s/ Keith J. Rudolf, Senior Vice President and General
Counsel

AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 10th day of February, 1995, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F")
EAGLE INSURANCE COMPANY, a New York domestic insurance company ("EIC"),

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of EIC, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, EIC retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant to the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and EIC have incurred an obligation to report beneficial ownership of certain of EIC's portfolio holdings as of December 31, 1994; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, EIC and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of EIC, with respect to each of EIC's holdings as to which such a report must be made.

EAGLE INSURANCE COMPANY

/s/ Jeffrey J. Miszner, Senior Vice President - Financial
Services

STEIN ROE & FARNHAM INCORPORATED

/s/ Keith J. Rudolf, Senior Vice President and General
Counsel

AGREEMENT WITH REGARD TO JOINT FILING OF SCHEDULE 13G made this 10th day of February, 1995, by and between STEIN
ROE & FARNHAM INCORPORATED, a Delaware Corporation ("SR&F") and WEST BEND MUTUAL INSURANCE COMPANY, a Wisconsin domestic insurance company ("WBM"),

WITNESSETH:

Whereas, SR&F has investment discretion with respect to the portfolio investments of WBM, and may therefore be considered a "beneficial owner" of such portfolio investments pursuant to Regulation 13D-G (the "Regulation") of the Securities and Exchange Commission; and,

Whereas, WBM retains voting authority with regard to its portfolio investments and may therefore also be considered a "beneficial owner" of such portfolio investments pursuant to the Regulation; and,

Whereas, due to such multiple definitions of beneficial ownership, both SR&F and WBM have incurred an obligation to report beneficial ownership of certain of WBM's portfolio holdings as of December 31, 1994; and,

Whereas, the Regulation authorizes "joint" filing of a single Schedule 13G when two or more eligible persons incur an obligation to report with respect to the same securities;

NOW THEREFORE, WBM and SR&F agree that SR&F shall be authorized to file a single Schedule 13G, and any necessary amendments thereto, on behalf of WBM, with respect to each of WBM's holdings as to which such a report must be made.

WEST BEND MUTUAL INSURANCE COMPANY

/s/ Larry Roth, Secretary and Treasurer

STEIN ROE & FARNHAM INCORPORATED

/s/ Keith J. Rudolf, Senior Vice President and General
Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

COUNSELLORS TANDEM SECURITIES FUND, INC.
(Name of Issuer)

5.375% Preferred Stock due 1996 (Private Placement)
(Title of Class of Securities)

222269300
(CUSIP Number)


Is a fee being paid with this statement: (   )Yes   ( X )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                   170,000 shares

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                       170,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   28.33%

12. Type of Reporting Person                    IA

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            FOREMOST INSURANCE COMPANY
            38-1407533

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          60,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        60,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9    10%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            HEALTH CARE INDEMNITY, INC.
            61-0904881

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Kentucky Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          40,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         40,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   6.7%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            AVEMCO Insurance Company
            52-0795746

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Maryland Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          35,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         35,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   5.8%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            EAGLE INSURANCE COMPANY
            22-0874880

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a New York Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                        -0-

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                                -0-

10. Check box if the aggregate amount in Row (9) excludes
certain shares                             not applicable

11. Percent of class represented by amount in Row 9   -0-%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            WEST BEND MUTUAL INSURANCE COMPANY
            39-0698170

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Wisconsin Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          30,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        30,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   5.0%

12. Type of Reporting Person                    IC

Item 1(a).  Name of Issuer:    COUNSELLORS TANDEM SECURITIES
                               FUND, INC.

Item 1(b).  Address of Issuer's Principal Executive Office:
                  466 Lexington Avenue
                  New York, New York  10017

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Foremost Insurance Company, Health Care Indemnity Inc., AVEMCO Insurance Company and
West Bend Mutual Insurance Company

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  5.375% Preferred
                                           Stock

Item 2(e).  CUSIP Number: 222269300

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  170,000 shares

         (b)  Percent of Class:  28.33%

         (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:
                  Foremost Insurance Co.       60,000 shares
                  Health Care Indemnity Inc.   40,000 shares
                  AVEMCO Insurance Company     35,000 shares
                  West Bend Insurance Co.      30,000 shares

             (ii) shared power to vote or to direct the
vote:                                             -0-

             (iii) sole power to dispose or to direct the
disposition:                                  170,000 shares
                          (Stein Roe & Farnham Incorporated)

             (iv) shared power to dispose or to direct the
disposition:                                      -0-

Item 5.  Ownership of Five Percent or Less of a Class:
               Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
       Foremost Insurance Co.         60,000 shares     10%
       Health Care Indemnity Inc.     40,000 shares     6.7%
       AVEMCO Insurance Company       35,000 shares     5.8%
       West Bend Mutual Insurance Co. 30,000 shares     5.0%

       Each of the foregoing is an Insurance Company defined in Sec. 3(a)(19) of the Act, which is an investment advisory client of Stein Roe & Farnham Incorporated.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1996

By:  /s/ Philip D. Hausken, Vice President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

COUNSELLORS TANDEM SECURITIES FUND, INC.
(Name of Issuer)

5.375% Preferred Stock due 1996 (Private Placement)
(Title of Class of Securities)

222269300
(CUSIP Number)


Is a fee being paid with this statement: (   )Yes   ( X )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                   200,000 shares

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                       200,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   33.33%

12. Type of Reporting Person                    IA

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            FOREMOST INSURANCE COMPANY
            38-1407533

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          60,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         60,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   10%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            HEALTH CARE INDEMNITY, INC.
            61-0904881

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Kentucky Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          40,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        40,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   6.7%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            AVEMCO Insurance Company
            52-0795746

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          35,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         35,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9    5.8%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            EAGLE INSURANCE COMPANY
            22-0874880

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a New York Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          30,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         30,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   5.0%

12. Type of Reporting Person                    IC

13G
CUSIP No. 222269300

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            WEST BEND MUTUAL INSURANCE COMPANY
            39-0698170

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Wisconsin Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          30,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                        30,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   5.0%

12. Type of Reporting Person                    IC

Item 1(a).  Name of Issuer:    COUNSELLORS TANDEM SECURITIES
                               FUND, INC.


Item 1(b).  Address of Issuer's Principal Executive Office:
                  466 Lexington Avenue
                  New York, New York  10017

Item 2(a).  Name of Person Filing:
            Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Foremost Insurance Company, Health Care Indemnity Inc., AVEMCO Insurance Company, Eagle Insurance Company and West Bend Mutual Insurance Company

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  5.375% Preferred
                                           Stock

Item 2(e).  CUSIP Number: 222269300

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  200,000 shares

         (b)  Percent of Class:  33.33%

         (c)  Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                   Foremost Insurance Co.     60,0000 shares
                   Health Care Indemnity Inc. 40,000 shares
                   AVEMCO Insurance Company   35,000 shares
                   Eagle Insurance Company    30,000 shares
                   West Bend Insurance Co.    30,000 shares

              (ii) shared power to vote or to direct the
vote:                                                   -0-

              (iii) sole power to dispose or to direct the
disposition:                                 200,000 shares
                         (Stein Roe & Farnham Incorporated)

              (iv) shared power to dispose or to direct the
disposition:                                        -0-

Item 5.  Ownership of Five Percent or Less of a Class:
               Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
     Foremost Insurance Co.        60,000 shares   10%
     Health Care Indemnity Inc.     40,000 shares  6.7%
     AVEMCO Insurance Company       35,000 shares  5.8%
     Eagle Mutual Insurance Co.     30,000 shares  5.0%
     West Bend Mutual Insurance Co. 30,000 shares  5.0%

     Each of the foregoing is an Insurance Company defined in Sec. 3(a)(19) of the Act, which is an investment advisory client of Stein Roe & Farnham Incorporated.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1995

By:  /s/ Keith J. Rudolf, Senior Vice President and General
Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )*

COUNSELLORS TANDEM SECURITIES FUND, INC.
(Name of Issuer)

5.375% Preferred Stock due 1996 (Private Placement)
(Title of Class of Securities)

2222699A2
(CUSIP Number)


Is a fee being paid with this statement: ( X )Yes   (   )No

*The remainder of this page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 2222699A2

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            STEIN ROE & FARNHAM INCORPORATED
            36-3447638

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
            Delaware Corporation

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          -0-

6.  Shared voting power                        -0-

7.  Sole dispositive power                   200,000 shares

8.  Shared dispositive power                   -0-

9.  Aggregate amount beneficially owned by each reporting
person                                       200,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                               not applicable

11. Percent of class represented by amount in Row 9   33.33%

12. Type of Reporting Person                    IA

13G
CUSIP No. 2222699A2

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of above person
            FOREMOST INSURANCE COMPANY
            38-1407533

2.  Check the appropriate box if a member of a group
     (a) -----
     (b) -----

3.  SEC USE ONLY

4.  Citizenship or place of organization
           a Michigan Domestic Insurance Company

Number of shares beneficially owned by each reporting person with
5.  Sole voting power                          60,000 shares

6.  Shared voting power                      -0-

7.  Sole dispositive power                   -0-

8.  Shared dispositive power                 -0-

9.  Aggregate amount beneficially owned by each reporting
person                                         60,000 shares

10. Check box if the aggregate amount in Row (9) excludes
certain shares                                not applicable

11. Percent of class represented by amount in Row 9   10%

12. Type of Reporting Person                    IC

Item 1(a).  Name of Issuer:    COUNSELLORS TANDEM SECURITIES
                               FUND, INC.

Item 1(b).  Address of Issuer's Principal Executive Office:
                  466 Lexington Avenue
                  New York, New York  10017

Item 2(a).  Name of Person Filing:
                  Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of
                  Foremost Insurance Company

Item 2(b).  Address of Principal Business Office:
                 One South Wacker Drive
                 Chicago, IL 60606

Item 2(c).  Citizenship:    Delaware Corporation

Item 2(d).  Title of Class of Securities:  5.375% Preferred
                                           Stock due 1996

Private Placement

Item 2(e).  CUSIP Number: 2222699A2

Item 3.  If this statement is filed pursuant to Rules 13d-
1(b), or 13d-2(b), check whether person filing is a:

         (e) [XX] Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership:
         (a)  Amount beneficially owned:  200,000 shares

         (b)  Percent of Class:  33.33%

         (c)  Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:
                 Foremost Insurance Company  60,0000 shares

              (ii) shared power to vote or to direct the
vote:                                                   -0-

              (iii) sole power to dispose or to direct the
disposition:                                  200,000 shares
                          (Stein Roe & Farnham Incorporated)

              (iv) shared power to dispose or to direct the
disposition:                                             -0-

Item 5.  Ownership of Five Percent or Less of a Class:
               Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person:
      Foremost Insurance Co.         60,000 shares    10%
      Health Care Indemnity Inc.     40,000 shares    6.7%
      AVEMCO Insurance Company       35,000 shares    5.8%
      Eagle Mutual Insurance Co. 30,000 shares        5.0%
      West Bend Mutual Insurance Co. 30,000 shares    5.0%

      Each of the foregoing is an Insurance Company defined in Sec. 3(a)(19) of the Act, which is an investment advisory client of Stein Roe & Farnham Incorporated.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
Holding Company:
              Not Applicable

Item 8.  Identification and Classification of Members of the
Group:
             Not Applicable

Item 9.  Notice of Dissolution of Group:
             Not Applicable

Item 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1994

By:  /s/ Keith J. Rudolf, Senior Vice President and General
Counsel